                                                                     EXHIBIT 2.1

                         UNITED STATES BANKRUPTCY COURT
                          NORTHERN DISTRICT OF GEORGIA
                                 NEWNAN DIVISION

                                       :
IN RE:                                 :            CASE NO. 02-
                                       :                         ----------
                                       :            CHAPTER 11
                                       :
KNOLOGY BROADBAND, INC.                :
(formerly Knology Holdings, Inc.),     :            JOINT PLAN OF REORGANIZATION
a Delaware corporation,                :
               Debtor.                 :
Fed. Tax Id No. 58-2203141             :
                                       :
---------------------------------------:


                                 RONALD E. BARAB
                                 BARBARA ELLIS-MONRO
                                 SMITH, GAMBRELL & RUSSELL, LLP
                                 Suite 3100, Promenade II
                                 1230 Peachtree Street, N.E.
                                 Atlanta, Georgia 30309
                                 (404) 815-3500

                                 Attorneys for
                                 Knology Broadband, Inc.,
                                 Debtor and Debtor in Possession

                                 CHRISTOPHER STRICKLAND
                                 ALSTON & BIRD, LLP
                                 One Atlantic Center
                                 1201 W. Peachtree Street, N.E.
                                 Atlanta, Georgia 30309
                                 (404) 881-7000

                                 Attorneys for Knology, Inc.

September 18, 2002

                                TABLE OF CONTENTS

ARTICLE I Definitions and Interpretation .............................    1
  1.1     DEFINITIONS ................................................    1
  1.2     INTERPRETATION AND RULES OF CONSTRUCTION ...................   12
  1.3     OTHER TERMS ................................................   12
  1.4     HEADINGS ...................................................   13
  1.5     INCORPORATION OF EXHIBITS ..................................   13

ARTICLE II Classification of Claims and Interests ....................   13
  2.1     CLAIMS AND EQUITY INTERESTS CLASSIFIED .....................   13
  2.2     ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS ..............   13
  2.3     CLAIMS AGAINST AND EQUITY INTERESTS IN BROADBAND ...........   13

ARTICLE III Identification of Impaired Classes of Claims and Equity
               Interests .............................................   14
  3.1     UNIMPAIRED CLASSES OF CLAIMS ...............................   14
  3.2     IMPAIRED CLASSES OF CLAIMS AND EQUITY INTERESTS ............   14
  3.3     IMPAIRMENT CONTROVERSIES ...................................   14

ARTICLE IV Treatment of Administrative and Priority Tax Claims .......   14
  4.1     PAYMENT OF ADMINISTRATIVE CLAIMS ...........................   14
  4.2     PAYMENT OF PRIORITY TAX CLAIMS .............................   14

ARTICLE V Treatment of Claims and Interests ..........................   15
  5.1     CLAIMS AGAINST AND EQUITY INTERESTS IN BROADBAND ...........   15
  5.2     SATISFACTION OF CLAIMS AND INTERESTS .......................   17

ARTICLE VI Means for Execution of the Plan ...........................   17
  6.1     GENERAL IMPLEMENTATION MATTERS .............................   17
  6.2     REORGANIZED BROADBAND AND KNOLOGY. .........................   18
  6.3     CORPORATE ACTION ...........................................   19
  6.4     DISTRIBUTIONS ..............................................   20
  6.5     VESTING OF PROPERTY OF BROADBAND ...........................   24
  6.6     MAINTENANCE AND WAIVER OF CAUSES OF ACTION .................   24
  6.7     SECURITIES LAW MATTERS .....................................   25

ARTICLE VII Acceptance or Rejection of the Plan ......................   25
  7.1     CLASSES ENTITLED TO VOTE ...................................   25
  7.2     CLASS ACCEPTANCE REQUIREMENT ...............................   25

ARTICLE VIII Procedure for Resolving Disputed Claims .................   25
  8.1     UNIMPAIRED CLAIMS GENERALLY ................................   25
  8.2     REJECTION CLAIMS ...........................................   26
  8.3     IMPAIRED CLAIMS ............................................   26
  8.4     AUTHORITY TO OPPOSE CLAIMS .................................   26
  8.5     TREATMENT OF DISPUTED CLAIMS ...............................   27

ARTICLE IX Executory Contracts and Unexpired Leases .......................   27
  9.1     GENERAL TREATMENT ...............................................   27
  9.2     PROFESSIONAL PERSON ENGAGEMENTS .................................   27
  9.3     BAR TO REJECTION DAMAGES ........................................   27
  9.4     CURE OF DEFAULTS FOR EXECUTORY CONTRACTS AND UNEXPIRED
             LEASES .......................................................   27

ARTICLE X Conditions Precedent to Confirmation and Effective Date .........   28
  10.1    CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN ................   28
  10.2    CONDITIONS TO EFFECTIVE DATE ....................................   29
  10.3    WAIVER OF CONDITIONS ............................................   30

ARTICLE XI Effects of Confirmation and Effectiveness of the Plan ..........   30
  11.1    DISCHARGE OF CLAIMS .............................................   30
  11.2    DISCHARGE OF BROADBAND ..........................................   30
  11.3    INJUNCTION ......................................................   31
  11.4    SURVIVAL OF INDEMNIFICATION CLAIMS AND OBLIGATIONS ..............   31
  11.5    EXCULPATIONS AND LIMITATION OF LIABILITY ........................   31
  11.6    RELEASES BY RECIPIENTS OF NEW NOTES AND NEW EQUITY SECURITIES ...   32
  11.7    INDENTURE TRUSTEE ...............................................   32

ARTICLE XII Retention of Jurisdiction .....................................   32
  12.1    SCOPE OF JURISDICTION ...........................................   32
  12.2    FAILURE OF THE BANKRUPTCY COURT TO EXERCISE JURISDICTION ........   33

ARTICLE XIII Miscellaneous Provisions .....................................   33
  13.1    COMPLIANCE WITH TAX REQUIREMENTS ................................   33
  13.2    COMPLIANCE WITH ALL APPLICABLE LAWS .............................   33
  13.3    DISCHARGE OF OLD INDENTURE TRUSTEE ..............................   34
  13.4    PAYMENT OF STATUTORY FEES .......................................   34
  13.5    POST-CONFIRMATION DATE FEES AND EXPENSES OF PROFESSIONAL
             PERSONS ......................................................   34
  13.6    BINDING EFFECT ..................................................   34
  13.7    GOVERNING LAW ...................................................   34
  13.8    FILING OF ADDITIONAL DOCUMENTS ..................................   35
  13.9    AMENDMENTS AND MODIFICATIONS ....................................   35
  13.10   REVOCATION ......................................................   35
  13.11   SEVERABILITY ....................................................   35
  13.12   NOTICES .........................................................   35
  13.13   DE MINIMIS DISTRIBUTIONS ........................................   36

                         UNITED STATES BANKRUPTCY COURT
                          NORTHERN DISTRICT OF GEORGIA
                                 NEWNAN DIVISION

                                        :
IN RE:                                  : CASE NO. 02-
                                                       -----------
                                        : CHAPTER 11
                                        :
KNOLOGY BROADBAND, INC.                 :
(formerly Knology Holdings, Inc.),      : JOINT PLAN OF REORGANIZATION
a Delaware corporation,                 :
                            Debtor.     :
Fed. Tax Id No.58-2203141               :
                                        :
--------------------------------------

     Knology Broadband, Inc., as debtor and debtor in possession, and Knology, Inc. propose the joint plan of reorganization set forth below (the "Plan") pursuant to Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code").

                                    ARTICLE I

                         Definitions and interpretation

     1.1 DEFINITIONS. All capitalized terms used in the Plan (excluding the Plan Documents, unless expressly incorporated therein by reference) and not otherwise defined shall have the respective meanings set forth below.

          1.1.1 "Administrative Claim" shall mean a Claim or portion of a Claim which is a cost or expense of administration of the Estate allowed under Sections 503(b) or 507(b) of the Bankruptcy Code that is entitled to priority under Section 507(a)(1) of the Bankruptcy Code, including (a) any actual and necessary costs and expenses of preserving the Estate and operating Broadband's business, (b) the fees and expenses of Professional Persons in such amounts as are allowed by Final Order of the Bankruptcy Court under Section 330 of the Bankruptcy Code, (c) to the extent applications for allowance thereof as Administrative Claims are made pursuant to Sections 503(b)(1), (3), (4) or (5) of the Bankruptcy Code, including any Claim arising from the use of cash collateral, in such amounts as are determined and allowed by Final Order of the Bankruptcy Court, (d) any fees or charges assessed against the Estate under
Section 1930 of Title 28 of the United States Code, and (e) the outstanding principal amount, interest thereon and other fees and charges, if any, owing on account of any loans made to or other credit accommodations extended to Broadband on or after the Petition Date.

          1.1.2 "Affiliate" shall mean any Entity within the meaning of Section 101(2) of the Bankruptcy Code.

          1.1.3 "Allowed," "Allowed Claim" or "Allowed Interest" shall mean and include, with reference to a Claim or Interest, (a) any Claim against or Interest in Broadband, proof of which is filed within the applicable period of limitation fixed by the Bankruptcy Court in accordance with Bankruptcy Rule 3003(c)(3) or fixed pursuant to Section 9.3 of the Plan and which is not a Disputed Claim or Disputed Interest, (b) if no proof of the Claim or Interest is so filed, any Claim against or Interest in Broadband which has been listed by Broadband in its Chapter 11 schedules, as such schedules may be amended from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent, (c) any Claim or Interest allowed by a Final Order or which shall have been resolved by written agreement between the Holder of the Claim or Interest and Broadband or Reorganized Broadband, as the case may be, or (d) any Unimpaired Claim other than a Rejection Claim which Unimpaired Claim is not a Disputed Claim, whether or not proof of the Claim has been filed and whether or not the Claim has been listed by Broadband in its Chapter 11 schedules, as such schedules may be amended from time to time. An Allowed Claim or Allowed Interest does not include any Claim or Interest or portion thereof which is a Disallowed Claim or Disallowed Interest or which is subsequently withdrawn, disallowed, released or waived by the Holder thereof or pursuant to a Final Order.

          1.1.4 "Amended and Restated Wachovia Guaranty" shall mean an unconditional guaranty of payment and performance having the terms and conditions set forth in the Wachovia Term Sheet and having such other terms and conditions consistent therewith as are acceptable to Wachovia and Broadband, to be executed and delivered to Wachovia by Reorganized Broadband, pursuant to which Reorganized Broadband will amend and restate the unconditional guaranty of the full payment and performance at maturity of the indebtedness of the Subsidiaries under that certain Credit Agreement dated as of December 22, 1998, as amended and restated, due four years from the Effective Pate, in the aggregate principal amount of $15,464,750.

          1.1.5 "Amended and Restated Wachovia Security Documents" shall mean those security agreements, mortgages and other documents of every kind and nature having the terms and conditions set forth in the Wachovia Term Sheet and having such other terms and conditions consistent therewith as are acceptable to Wachovia and Broadband, pursuant to which Reorganized Broadband is to amend and restate its grant to Wachovia of Liens and other Encumbrances on substantially all of Reorganized Broadband's assets as security for the Amended and Restated Wachovia Guaranty.

          1.1.6 "Bankruptcy Code" shall mean the Bankruptcy Reform Act of 1978, as amended, codified at Title 11 of the United States Code, as the same may from time to time be in effect and as applicable to the Case.

          1.1.7 "Bankruptcy Court" shall mean the United States Bankruptcy
Court for the Northern District of Georgia or, to the extent of any transfer of the Case or any proceedings arising therein or relating thereto and commenced in said bankruptcy court to another district pursuant to 28 U.S.C. (S) 1412, the United States Bankruptcy Court for said other district, or, to the extent of any withdrawal of the reference of the Case or any proceedings arising therein or relating thereto and commenced in said bankruptcy court made pursuant to 28 U.S.C. (S) 157, the United States District Court for the district of which said bankruptcy court constitutes a unit.

          1.1.8 "Bankruptcy Rules" shall mean the Federal Rules of Bankruptcy Procedure, as promulgated by the United States Supreme Court pursuant to 28 U.S.C. (S) 2075, to the extent not inconsistent, the local rules of the Bankruptcy Court, as amended from time to time.

          1.1.9 "Broadband" shall mean Knology Broadband, Inc., a Delaware corporation, prior to the Petition Date and as debtor and debtor in possession in the Case.

          1.1.10 "Broadband Bylaws" shall mean the bylaws of Broadband in force on the day immediately preceding the Petition Date.

          1.1.11 "Broadband Restated Certificate of Incorporation" shall mean the Amended and Restated Certificate of Incorporation of Broadband to be adopted by Broadband in accordance with applicable law on the Effective Date pursuant to the provisions of Section 6.3.1 of the Plan.

          1.1.12 "Business Day" shall mean any day other than a Saturday, a Sunday or any other day on which commercial banks in the City of New York, State of New York, are required or authorized to close.

          1.1.13 "CSFB" shall mean Credit Suisse First Boston Corporation, the financial advisor to Knology.

          1.1.14 "Case" shall mean any case commenced by or against Broadband under the Bankruptcy Code in which the Proponents are or become the proponents of the Plan.

          1.1.15 "Cash" shall mean legal tender of the United States of America or cash equivalents, including cash balances of depository accounts and cash on hand.

          1.1.16 "Claim" shall mean (a) any right to payment from Broadband or its property, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from Broadband, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

          1.1.17 "Class" shall mean a category or group of Holders designated as a class or subclass in Article II pursuant to Section 1123(a)(1) of the Bankruptcy Code.

          1.1.18 "CoBank" shall mean CoBank, ACB.

          1.1.19 "Committee" shall mean the unofficial committee of Holders of Old Notes, which shall have been organized prior to the Petition Date.

          1.1.20 "Committee Claim" shall mean a contractual Claim held by a Committee or any of its members, attorneys or financial advisors arising from an agreement between Broadband and/or Knology and the Committee or such attorneys or financial advisors pursuant to which Broadband and/or Knology shall have agreed to pay certain fees and expenses incurred in connection with the Case and the negotiation, documentation, implementation and consummation of the transactions contemplated by the Plan, regardless of whether such fees and expenses are incurred prior or subsequent to the Petition Date.

          1.1.21 "Common Stock" shall mean the 100 shares of $0.01 par value per share common stock of Broadband issued and outstanding as of the Petition Date.

          1.1.22 "Confirmation" shall mean entry of the Confirmation Order.

          1.1.23 "Confirmation Date" shall mean the date upon which the Confirmation Order is entered on the docket by the Clerk of the Bankruptcy Court, within the meaning of Bankruptcy Rules 5003 and 9021.

          1.1.24 "Confirmation Hearing" shall mean the hearing held by the Bankruptcy Court on the confirmation of the Plan pursuant to Section 1128 of the Bankruptcy Code, as it may be adjourned or continued from time to time.

          1.1.25 "Confirmation Order" shall mean the order of the Bankruptcy Court confirming the Plan pursuant to Section 1129 of the Bankruptcy Code.

          1.1.26 "Contingent Claim" shall mean a Claim that is contingent or unliquidated.

          1.1.27 "Creditor" shall mean any Entity that holds a Claim against Broadband (a) that arose at the time of or before the order for relief concerning Broadband entered in the Case or (b) of a kind specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code.

          1.1.28 "Disallowed Claim" or "Disallowed Interest" shall mean an alleged Claim against or Interest in Broadband, or any portion thereof, that has been disallowed by a Final Order or has been disallowed by written agreement of the Holder thereof.

          1.1.29 "Disbursing Agent" shall mean any Entity designated by Broadband and approved by the Bankruptcy Court or designated in the Plan to make distributions required under the Plan, which may include Broadband, Reorganized Broadband, the Old Indenture Trustee or any financial institution of recognized standing.

          1.1.30 "Disbursing Agreement" shall mean, with respect to any Disbursing Agent (other than Reorganized Broadband and other than an Old Indenture Trustee designated as a Disbursing Agent pursuant to Section 6.4.2 of the Plan), the agreement referenced in Article VI of the Plan, which shall be entered into between Broadband and such Disbursing Agent and shall govern the rights and obligations of such Disbursing Agent. Each Disbursing Agreement, if any, will be filed as a Plan Document and be subject to the approval of the Bankruptcy Court.

          1.1.31 "Disputed Claim" or "Disputed Interest" shall mean a Claim against or Interest in Broadband that is not an Allowed Claim or an Allowed Interest and (a) to the extent that proof of the Claim or Interest has been filed or deemed filed under applicable law, as to which an objection has been filed with the Bankruptcy Court and which objection has not been withdrawn or denied by Final Order, (b) which has been listed on Broadband's Chapter 11 schedules, as such schedules may be amended from time to time in accordance with Bankruptcy Rule 1009, as contingent, unliquidated or disputed, or (c) as to any Unimpaired Claim other than a Rejection Claim, which Broadband or Reorganized Broadband, as the case may be, shall have objected to, disputed, defended against or otherwise opposed pursuant to the provisions of Article VIII of the Plan.

          1.1.32 "Distribution Date" shall mean, (a) for any Impaired Claim or Interest that is an Allowed Claim or Allowed Interest on the Effective Date, the Effective Date or as soon thereafter as reasonably practicable, (b) for any Unimpaired Claim, Administrative Claim or Priority Tax Claim that is due on or before the Effective Date and that is an Allowed Claim on the Effective Date, the Effective Date or as soon thereafter as reasonably practicable, (c) for any Unimpaired Claim, Administrative Claim or Priority Tax Claim that is due after the Effective Date and that is an Allowed Claim on the date on which such Claim is due, on the date such Claim is due, and (d) for any Claim or Interest that is a Disputed Claim or Disputed Interest on the Effective Date, the later of thirty
(30) days after the date upon which such Claim or Interest becomes an Allowed Claim or Allowed Interest or the date such Claim or Interest is due.

          1.1.33 "Distribution Record Date" shall mean the close of business in the City of New York, State of New York, on the date one (1) Business Day before the Effective Date.

          1.1.34 "Effective Date" shall mean the date on which each of the conditions precedent set forth in Section 10.2 have been either satisfied or, in accordance with Section 10.3, waived.

          1.1.35 "Encumbrance" shall mean any Lien, imperfection of title, option, or restriction of any kind any affecting any property.

          1.1.36 "Entity" shall mean a person, a corporation, a partnership, an association, a joint stock company, a joint venture, a limited liability company, an estate, a trust, an unincorporated organization, a government or any subdivision thereof or any other entity.

          1.1.37 "Equity Commitment" shall mean an agreement by and between Knology and Broadband pursuant to which Knology shall commit to make equity investments in Broadband (including an equity investment effected by Knology's cancellation of an Allowed Administrative Claim owing to Knology on the Effective Date on account of loans made to or other credit accommodations extended to Broadband on or after the Petition Date), not to exceed the aggregate amount of the greater of $7,500,000 or the unpaid balance (not to exceed $10,000,000) of the Allowed Administrative Claim, if any, owing to Knology on the Effective Date on account of loans made to or other credit accommodations extended to Broadband on or after the Petition Date, at the request of Broadband from time to time on or before the first anniversary of the Effective Date, subject only to the condition that no default shall have occurred and be continuing under the Existing Wachovia Facility, as restructured in accordance with Section 10.1.4, as a result of which default the maturity of the indebtedness owing thereunder shall have been accelerated in accordance with the terms thereof.

          1.1.38 "Estate" shall mean the estate of Broadband created by Section 541 of the Bankruptcy Code upon the commencement of the Case.

          1.1.39 "Existing CoBank Facility" shall mean the $40,000,000 credit facility provided by CoBank, as lender, to Globe Communications, Inc., Interstate Telephone Company and Valley, as borrowers.

          1.1.40 "Existing CoBank Financing Agreements" shall mean, collectively, the Master Loan Agreement and First Supplement to Master Loan Agreement, each, dated as of June 29, 2001, by and among CoBank, as lender, and Globe Communications, Inc., Interstate Telephone Company and Valley, as borrowers, and other documents pursuant to which CoBank established the CoBank Facility.

          1.1.41 "Existing Wachovia Facility" shall mean the $22,750,000 senior secured credit facility provided pursuant to the Wachovia Financing Agreements by Wachovia, as lender, to the Subsidiaries of Broadband, as borrowers, under which the principal sum of $15,464,750 is outstanding and unpaid and under which no further sums may be borrowed.

          1.1.42 "Existing Wachovia Financing Agreements" shall mean, collectively, the Credit Agreement, dated as of December 22, 1998, by and between Wachovia, as lender, the Subsidiaries of Broadband, as borrower, and Broadband, as guarantor, the Wachovia Guaranty, the Wachovia Security Documents and other documents pursuant to which Wachovia established the Wachovia Facility.

          1.1.43 "Existing Wachovia Guaranty" shall mean the unconditional guaranty of payment and performance, dated as of December 22, 1998, executed and delivered by Broadband to Wachovia, pursuant to which Broadband guarantied the payment and performance by the Subsidiaries of Broadband of the indebtedness arising under the Wachovia Financing Agreements.

          1.1.44 "Existing Wachovia Security Documents" shall mean those security agreements, mortgages and other documents of every kind and nature evidencing a Lien or other Encumbrance granted by Broadband in favor of Wachovia relating to the Wachovia Guaranty Claim.

          1.1.45 "Final Order" shall mean an order of the Bankruptcy Court or any other court of competent jurisdiction (a) as to which the time to appeal, petition for certiorari or move for reargument or rehearing has expired and as to which no timely appeal, petition for certiorari or other proceedings for reargument or rehearing shall then be pending, or (b) if a timely appeal, writ of certiorari, reargument or rehearing thereof has been sought, which shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied or reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or other rules governing procedure in cases before the court, if not the Bankruptcy Court, may be filed with respect to such order shall not cause such order not to be a Final Order.

          1.1.46 "Fractional New Note" shall mean that portion of the principal amount of a New Note that (a) exceeds zero dollars or an integral multiple of $1,000, but is less than

$1,000.00, and (b) would be distributed to the Holder of record of an Allowed Old Note Claim absent the limitation set forth in Section 6.4.6(a) on the denominations of New Notes to be issued pursuant to the Plan.

          1.1.47 "General Unsecured Claim" shall mean any Unsecured Claim (including any Trade Claim, Rejection Claim and Indenture Trustee Claim) that is not a Priority Claim, a Priority Tax Claim or an Administrative Claim.

          1.1.48 "Holder" shall mean an Entity holding a Claim or Interest.

          1.1.49 "Houlihan Lokey" shall mean Houlihan Lokey Howard & Zukin Capital, the financial advisor to the Committee.

          1.1.50 "Impaired Claim" shall mean a Claim identified in Section 3.2 of the Plan as impaired under the Plan.

          1.1.51 "Indenture Trustee Charging Lien" shall mean any Lien or other priority payment available to the Old Indenture Trustee pursuant to an Old Indenture against distributions made to Holders of Allowed Old Note Claims for payment of any fees, costs or disbursements incurred by such Old Indenture Trustee, to the extent not otherwise paid pursuant to the applicable terms of the Plan.

          1.1.52 "Indenture Trustee Claim" shall mean a contractual Claim held by the Old Indenture Trustee for compensation, reimbursement of costs or disbursements (including without limitation the costs and expenses of its attorneys, accountants and financial advisors), or indemnity arising from the Old Indenture to which such Old Indenture Trustee is a party, regardless of whether such fees and expenses are incurred prior or subsequent to the Petition Date.

          1.1.53 "Intercompany Financing Agreements" shall mean, collectively, the Subordinated Intercompany Credit Agreement Promissory Note, dated January 1, 2002, by and between Knology, as lender, and Broadband, as borrower, the Promissory Note, dated October 1, 2000, between Knology, as lender, and Broadband, as borrower, the Intercompany Notes, the Intercompany Security Documents and other documents pursuant to which Knology established the Intercompany Secured Facility or the Intercompany Unsecured Facility.

          1.1.54 "Intercompany Claims" shall mean the Claims arising from the indebtedness evidenced by the Intercompany Notes.

          1.1.55 "Intercompany Notes" shall mean, collectively, the Intercompany Secured Note and the Intercompany Unsecured Note.

          1.1.56 "Intercompany Secured Facility" shall mean the $34,500,000 secured credit facility provided by Kno1ogy, as lender, to Broadband, as borrower, under which the principal sum of $13,024,128 is outstanding and unpaid.

          1.1.57 "Intercompany Secured Note" shall mean the promissory note made by Broadband to the order of Knology to evidence loans made by Knology to Broadband pursuant to the Intercompany Secured Facility.

          1.1.58 "Intercompany Security Documents" shall mean those security agreements, mortgages and other documents of every kind and nature evidencing a Lien or other Encumbrance granted by Broadband in favor of Knology relating to the Intercompany Claim arising from the indebtedness evidenced by the Intercompany Secured Note.

          1.1.59 "Intercompany Unsecured Facility" shall mean the $10,000,000 unsecured credit facility provided by Knology, as lender, to Broadband, as borrower.

          1.1.60 "Intercompany Unsecured Note" shall mean the promissory note made by Broadband to the order of Kno1ogy to evidence loans made by Knology to Broadband pursuant to the Intercompany Unsecured Facility.

          1.1.61 "Interest" shall mean an equity security in Broadband within the meaning of Section 101(16) of the Bankruptcy Code.

          1.1.62 "Knology" shall mean Knology, Inc., a Delaware corporation, and the owner of 100% of the shares of the issued and outstanding common stock of Valley.

          1.1.63 "Knology Common Stock" shall mean the 200,000,000 shares of $0.01 par value per share (voting) common stock of Kno1ogy authorized as of the Petition Date and to be authorized pursuant to the Kno1ogy Restated Certificate of Incorporation.

          1.1.64 "Knology Restated Certificate of Incorporation" shall mean the Amended and Restated Certificate of Incorporation of Knology, in the form Exhibit G to the Offering Circular, to be adopted by Knology in accordance with applicable law on the Effective Date pursuant to the provisions of the Plan.

          1.1.65 "Knology Stockholders Agreement" shall mean the Stockholders Agreement by and among Knology and certain stockholders of Knology, dated February 7, 2000, as amended from time to time.

          1.1.66 "Lien" shall mean any conveyance in trust, assignment or pledge of, mortgage or lien on, security interest in, or charge or encumbrance of any kind against, any property.

          1.1.67 "Limited Broadband/CoBank Guaranty" shall mean an unsecured unconditional guaranty of payment and performance to be executed by Reorganized Broadband and distributed pursuant to the provisions of the Plan for delivery to CoBank pursuant to which Reorganized Broadband will unconditionally guaranty (limited to an amount specified therein) the full payment and performance at maturity of the indebtedness of Globe Communications, Inc., Interstate Telephone Company and Valley to CoBank under that certain Master Loan Agreement dated as of June 29, 2001, as amended and as restructured in accordance with the terms and conditions set forth on pages 102-103 of the Offering Circular, the payment obligations under which shall be cumulative with any other Limited Broadband/CoBank

Guaranty and shall be subordinated to Reorganized Broadband's obligations under the Amended and Restated Wachovia Guaranty.

          1.1.68 "Lockup Agreement" shall mean that certain agreement dated July 11, 2002, a copy of which is attached as Exhibit H to the Offering Circular.

          1.1.69 "Milbank" shall mean Milbank, Tweed, Hadley & McCloy, LLP, the attorneys for the Committee.

          1.1.70 "New Equity Securities" shall mean, collectively, the 13,000,000 additional shares of Series C Preferred Stock to be issued pursuant to Section 6.l.2(h) and the Series D Preferred Stock and the Series E Preferred Stock to be issued pursuant to Section 6.1.2(d).

          1.1.71 "New Notes" shall mean the 12% Senior Unsecured Notes due 2009 to be issued by Knology pursuant to the New Notes Indenture.

          1.1.72 "New Notes Indenture" shall mean an Indenture between Knology, as issuer, and the New Notes Indenture Trustee, as trustee, pursuant to which the New Notes will be issued and which will have the terms and conditions set forth on pages 174-220 of the Offering Circular.

          1.1.73 "New Notes Indenture Trustee" shall mean Wilmington Trust Company, if such Entity is eligible under the New Notes Indenture to serve as the trustee under said indenture, as trustee under the New Notes Indenture, and if such Entity is not so eligible, then such other Entity selected by Knology on or before the Effective Date which is so eligible, as trustee under the New Notes Indenture.

          1.1.74 "Offering Circular" shall mean the Offering Circular and Consent Solicitation of the Proponents dated July 25, 2002, transmitted by the Proponents to certain Holders of Claims and Interests for the purpose of, among other things, soliciting acceptances of the Plan, as such Offering Circular may be amended, supplemented, or modified from time to time, and including all exhibits thereto.

          1.1.75 "Old Note Claims" shall mean the claims arising from the indebtedness evidenced by the Old Notes.

          1.1.76 "Old Notes" shall mean the 11? Senior Discount Notes due 2007, issued by Broadband pursuant to the Old Notes Indenture.

          1.1.77 "Old Notes Indenture" shall mean the Indenture between Broadband, as issuer, and the Old Notes Indenture Trustee, as trustee, dated as of October 22, 1997, which indenture relates to the Old Notes.

          1.1.78 "Old Notes Indenture Trustee" shall mean U.S. Trust Company, or its successor, as trustee under the Old Notes Indenture.

          1.1.79 "Other Secured Claims" shall mean all Secured Claims against Broadband other than the Wachovia Guaranty Claim and the other Intercompany Secured Claim.

          1.1.80 "Petition Date" shall mean the date on which the petition for relief is filed commencing the Case.

          1.1.81 "Plan" shall mean this Joint Plan of Reorganization and the Plan Documents, including the schedules and exhibits hereto and thereto, each of which shall constitute provisions of this Joint Plan of Reorganization as if fully set forth herein, as the same may be amended, modified or supplemented from time to time by any duly authorized amendment or modification to the extent permitted by the terms hereof and by the Bankruptcy Code and Bankruptcy Rules.

          1.1.82 "Plan Documents" shall mean those documents identified on Exhibit A.

          1.1.83 "Plan Securities" shall mean, collectively, the New Notes, the Series C Preferred Stock to be authorized pursuant to the Knology Restated Certificate of Incorporation, the Series D Preferred Stock and the Series E Preferred Stock.

          1.1.84 "Priority Claim" shall mean a Claim which is entitled to priority treatment under Sections 507(a)(3), (4), (5), (6), (7) or (9) of the Bankruptcy Code.

          1.1.85 "Priority Tax Claim" shall mean any Claim of a governmental unit specified in Section 507(a)(8) of the Bankruptcy Code.

          1.1.86 "Professional Person" shall mean (a) any professional retained in the Case pursuant to an order of the Bankruptcy Court in accordance with Sections 327 or 1103 of the Bankruptcy Code, (b) any attorney or accountant seeking compensation or reimbursement of expenses pursuant to Section 503(b) of the Bankruptcy Code, (c) any Entity whose fees and expenses are subject to approval by the Bankruptcy Court as reasonable pursuant to Section 1129(a)(4) of the Bankruptcy Code, and (d) any attorney, accountant or financial advisor holding an Indenture Trustee Claim or a Committee Claim.

          1.1.87 "Proponents" shall mean Broadband and Knology.

          1.1.88 "Registrar" shall mean the registrar under the Old Indenture of transfers and exchanges of Old Notes.

          1.1.89 "Rejection Claims" shall mean the Claims, if any, of parties other than Broadband to executory contracts or unexpired leases with Broadband which are rejected or deemed rejected pursuant to a Final Order.

          1.1.90 "Reorganized Broadband" shall mean Broadband on and after the Effective Date.

          1.1.91 "Retiree" shall mean a person who retired from employment with Broadband before the Petition Date and was and continues to be eligible for medical, death, and/or insurance benefits provided in the Retiree Benefit Plans as required by
Section 1114 of the Bankruptcy Code.

          1.1.92 "Retiree Administrative Claim" shall mean the Claim of a Retiree under the Retiree Benefit Plans, to the extent such Claim is entitled to treatment as an Administrative Claim.

          1.1.93 "Retiree Benefit Plans" shall mean any plan or policy of Broadband in full force and effect as of the Petition Date pursuant to which medical, death, and/or insurance benefits are provided to Retirees, as any such plan or policy may have been modified during the pendency of the Case.

          1.1.94 "Retiree Claim" shall mean the Claim of a Retiree under the Retirement Benefit Plans.

          1.1.95 "SCANA" shall mean SCANA Communications Holdings, Inc., a Delaware corporation, and any Affiliate of said corporation determined as if said corporation were a debtor concerning which a case under the Bankrupt Code had been commenced.

          1.1.96 "Secured Claim" shall mean any Claim that is secured by a Lien on property in which the Estate has an interest or that is subject to setoff under Section 553 of the Bankruptcy Code, to the extent of the value of such other Claim Holder's interest in the Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Section 506 of the Bankruptcy Code.

          1.1.97 "Series C Preferred Stock" shall mean the 60,000,000 shares of Series C, $0.01 par value per share, preferred stock of Knology authorized as of the Petition Date and to be authorized pursuant to the Kno1ogy Restated Certificate of Incorporation.

          1.1.98 "Series D Preferred Stock" shall mean the 34,000,000 shares of Series D, $0.01 par value per share, preferred stock to be authorized pursuant to the Knology Restated Certificate of Incorporation, to have those designations, preferences and rights set forth on pages 224-225 of the Offering Circular and to be issued pursuant to the Plan.

          1.1.99 "Series E Preferred Stock" shall mean the 25,000,000 shares of Series E, $0.01 par value per share, preferred stock to be authorized pursuant to the Knology Restated Certificate of Incorporation, to have those designations, preferences and rights set forth in pages 225-226 to the Offering Circular and to be issued pursuant to the Plan.

          1.1.100 "Stockholders Agreement" shall mean that certain Stockholders Agreement, dated February 7, 2000, by and among Knology and its stockholders, as amended from time to time.

          1.1.101 "Stockholders Agreement Amendment" shall mean the amendment to the Stockholders Agreement, in substantially the form of Exhibit C to the Offering Circular, to be entered into by the stockholders of Knology.

          1.1.102 "Subsidiaries" shall mean any and all Entities of which 50% or more of the outstanding equity having ordinary voting power to elect a majority of the board of directors or other managers of such Entity is owned directly or indirectly by Broadband or Reorganized Broadband.

          1.1.103 "Trade Claim" shall mean any Unsecured Claim arising from or with respect to the sale and delivery of goods or the rendition of services to Broadband prior to the Petition Date.

          1.1.104 "Unimpaired Claim" shall mean a Claim in a Class identified in
Section 3.1 of the Plan as unimpaired under the Plan.

          1.1.105 "Unsecured Claim" shall mean any Claim against Broadband that is not a Secured Claim.

          1.1.106 "Valley" shall mean Valley Telephone Company, Inc., a Delaware corporation and the holder of 100% of the shares of the issued and outstanding Common Stock.

          1.1.107 "Wachovia" shall mean Wachovia Bank, National Association, formerly known as First Union National Bank.

          1.1.108 "Wachovia Guaranty Claim" shall mean the Claim arising from the indebtedness evidenced by the Wachovia Guaranty.

          1.1.109 "Wachovia Term Sheet" shall mean the summary of the terms and conditions of the restructuring of the Existing Wachovia Facility, including terms and conditions of the guaranty thereof and security therefor to be provided by Broadband, set forth on Annex C-1 to the Lockup Agreement.

     1.2 INTERPRETATION AND RULES OF CONSTRUCTION. Unless otherwise specified, all section, article, schedule and exhibit references in the Plan are to the respective section in, article of, or schedule or exhibit to, the Plan, as the same may be amended, waived, or modified from time to time in accordance with the provisions hereof. The rules of construction contained in Section 102 of the Bankruptcy Code shall apply to the construction of the Plan (excluding the Plan Documents, unless made applicable thereto pursuant to an express provision thereof). When anything is described or referred to in this Plan in general terms and one or more examples or components of what has been described or referred to generally is associated with that description (whether or not following the word "including"), the examples or components shall be deemed illustrative only and shall not be construed as limiting the generality of the description or reference in any way. All personal pronouns used in the Plan, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and the plural shall include the singular.

     1.3 OTHER TERMS. The words "herein," "hereof," "hereto," "hereunder," and others of similar import refer to the Plan as a whole and not to any particular section, subsection, or clause contained in the Plan. A capitalized term used herein that is not defined herein shall have the meaning ascribed to that term, if any, in the Bankruptcy Code or Bankruptcy Rules. The term "Holder of record" with respect to any Old Note Claim as of any record date shall mean the holder of record on such record date of the Old Note evidencing such Old Note Claim (as reflected in the register maintained by the Registrar under the Old Notes Indenture).

     1.4 HEADINGS. Headings are used in the Plan for convenience of reference only and shall not constitute a part of the Plan for any other purpose. Headings shall not limit or otherwise affect the provisions of the Plan.

     1.5 INCORPORATION OF EXHIBITS. Each of the Plan Documents constituting an exhibit to the Offering Circular or an exhibit to the Plan is incorporated into and is a part of the Plan as if set forth in full herein.

                                   ARTICLE II

                     Classification of Claims and Interests

     2.1 CLAIMS AND EQUITY INTERESTS CLASSIFIED. For purposes of voting on and making distributions under the Plan, all Claims (except for Administrative Claims and Priority Tax Claims) and all Interests shall be classified as set forth in Section 2.3.

     2.2 ADMINISTRATIVE CLAIMS AND PRIORITY TAX CLAIMS. As provided in Section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims against Broadband shall not be classified for purposes of voting on or receiving distributions under the Plan. All such Claims shall be treated separately as unclassified Claims on the terms set forth in Article IV of the Plan.

     2.3 CLAIMS AGAINST AND EQUITY INTERESTS IN BROADBAND.

          2.3.1 Class 1 Claims. Class 1 consists of all Priority Claims.

          2.3.2 Class 2 Claims. Class 2 consists of all Old Note Claims other than Old Note Claims held of record on July 25, 2002, by SCANA, The Burton Partnership, Limited Partnership, The Burton Partnership (QP), Limited Partnership or Valley.

          2.3.3 Class 3 Claims. Class 3 Claims consists of the Old Note Claims held of record on July 25, 2002, by The Burton Partnership, Limited Partnership or The Burton Partnership (QP), Limited Partnership.

          2.3.4 Class 4 Claims. Class 4 Claims consists of the Old Note Claims held of record on July 25, 2002, by SCANA.

          2.3.5 Class 5 Claims. Class 5 Claims consists of the Old Note Claims held of record on July 25, 2002, by Valley.

          2.3.6 Class 6 Claims. Class 6 consists of the Wachovia Guaranty Claim.

          2.3.7 Class 7 Claims. Class 7 consists of all Other Secured Claims. For purposes of the Plan, all Other Secured Claims held by a single Holder are designated as a separate subclass.

          2.3.8 Class 8 Claims. Class 8 consists of all General Unsecured
Claims.

          2.3.9 Class 9 Claims. Class 9 consists of the Intercompany Claims.

          2.3.10 Class 10 Interests. Class 10 consists of all Interests of Holders of Common Stock issued and outstanding on the Petition Date.

                                   ARTICLE III

        Identification of Impaired Classes of Claims and Equity Interests

     3.1 UNIMPAIRED CLASSES OF CLAIMS. With the exception of the impaired Classes specified in Section 3.2 of the Plan, all Classes of Claims and Interests are unimpaired under the Plan.

     3.2 IMPAIRED CLASSES OF CLAIMS AND EQUITY INTERESTS. Class 2, Class 3, Class 4, Class 5, Class 6 and Class 9 Claims are impaired under the Plan.

     3.3 IMPAIRMENT CONTROVERSIES. If a controversy arises as to whether any Claim or Interest, or any Class of Claims of Interests, is impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, resolve such controversy.

                                   ARTICLE IV

               Treatment of Administrative and Priority Tax Claims

     4.1 PAYMENT OF ADMINISTRATIVE CLAIMS.

          4.1.1 Administrative Claims in General. Subject to the provisions of Sections 330 and 331 of the Bankruptcy Code, each Holder of an Allowed Administrative Claim shall receive on the Distribution Date, in full satisfaction of such Allowed Administrative Claim, Cash equal to the amount of such Allowed Claim, unless such Holder shall have agreed to different treatment of such Claim; provided that Allowed Administrative Claims representing obligations incurred by Broadband in the ordinary course of business or otherwise assumed by Broadband pursuant to the Plan will be paid or performed by Broadband in accordance with the terms and conditions of each agreement relating thereto. All Administrative Claims of Professional Persons arising after the Confirmation Date shall be paid as provided in Section 13.5.

          4.1.2 Retire Administrative Claims. Holders of Retiree Administrative Claims shall continue to receive benefits provided for by the terms and conditions of the Retiree Benefit Plans.

     4.2 PAYMENT OF PRIORITY TAX CLAIMS. Unless otherwise agreed between the Holder of a Priority Tax Claim and Broadband, in accordance with Section l129(a)(9)(C) of the Bankruptcy Code, each Holder of an Allowed Priority Tax Claim shall receive, at Broadband's option, either (a) Cash, in the full amount of such Allowed Priority Tax Claim, on the Distribution Date or (b) deferred payments of Cash in the full amount of such Allowed Priority Tax Claim, payable in equal annual principal installments beginning the first anniversary of the Effective Date and ending on the earlier of the sixth anniversary of the Effective Date or the sixth anniversary of the date of the assessment of such Claim, together with interest (payable quarterly in arrears) on the unpaid balance of such Allowed Priority Tax Claim at an annual rate equal to the rate applicable to Treasury Bills on the Confirmation Date or such other rate as may be set by the Bankruptcy Court at the Confirmation Hearing. The amount of any Allowed Priority Tax Claim for which the time for filing a return, if required, under applicable law or under any authorized extension thereof, has not expired on or prior to the Effective Date, and the rights of the Holder of such Claim, if any, to payment in respect thereof shall (i) be determined in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved or adjudicated if the Case had not been commenced, (ii) survive the Effective Date and consummation of the Plan as if the Case had not been commenced, and (iii) not be discharged pursuant to Section 1141 of the Bankruptcy Code.

                                    ARTICLE V

                        Treatment of Claims and Interests

     5.1 CLAIMS AGAINST AND EQUITY INTERESTS IN BROADBAND.

          5.1.1 Class 1. Class 1 Claims are Unimpaired. Unless otherwise agreed between the Holder of an Allowed Priority Claim and Broadband, each Holder of an Allowed Priority Claim under Sections 507(a)(3), (4), (5), (6), (7) or (9) of the Bankruptcy Code shall receive on the Distribution Date Cash in the full amount of such Allowed Priority Claim.

          5.1.2 Class 2. Class 2 Claims are Impaired. Each Holder of record of an Allowed Class 2 Claim on the Distribution Record Date (as reflected in the register maintained by the Old Notes Registrar) shall receive on the Distribution Date on account of and in exchange for each $1,000 (due at maturity) of Old Notes evidencing the indebtedness from which such Holder's Allowed Class 2 Claim arises, subject to the Indenture Trustee Charging Lien to which the Old Notes Indenture Trustee is entitled pursuant to Section 6.4.2, (i) $586.5498 aggregate principal amount of New Notes (subject to the terms and conditions of the New Notes Indenture), and (ii) 33.1789 shares of Series D Preferred Stock or, if the Holder of record of the Allowed Class 2 Claim on the Distribution Record Date is SCANA and SCANA shall have agreed to accept Series E Preferred Stock in lieu of Series D Preferred Stock, 33.1789 shares of Series E Preferred Stock.

          5.1.3 Class 3. Class 3 Claims are Impaired. Each Holder of record of an Allowed Class 3 Claim on the Distribution Record Date (as reflected in the register maintained by the Old Notes Registrar) shall receive on the Distribution Date on account of and in exchange for each $1,000 (due at maturity) of Old Notes evidencing the indebtedness from which such Holder's Allowed Class 3 Claim arises subject to the Indenture Trustee Charging Lien to which the Old Notes Indenture Trustee is entitled pursuant to Section 6.4.2, (i) $356.6641 aggregate principal amount of New Notes (subject to the terms and conditions of the New Notes Indenture), and (ii) 187.6864 shares of Series D Preferred Stock.

          5.1.4 Class 4. Class 4 Claims are Impaired. The Holder of record of the Allowed Class 4 Claim on the Distribution Record Date (as reflected in the register maintained by the Old Notes Registrar) shall receive on the Distribution Date, to the extent that the indebtedness from which such Holder's Allowed Class 4 Claim arises is evidenced by Old Notes in an amount less than or equal to $115,100,000 (due at maturity), on account of and in exchange for each $1,000 (due at maturity) of such Old Notes, subject to the Indenture Trustee Charging Lien to which the Old Notes Indenture Trustee is entitled pursuant to Section 6.4.2, (i) $356.6641 aggregate principal amount of New Notes (subject to the terms and conditions of the New Notes Indenture), and (ii) 187.6864 shares of Series E Preferred Stock, and to the extent that the indebtedness from which such Holder's Allowed Class 4 Claim arises is evidenced by Old Notes in an amount greater than $115,100,000 (due at maturity), subject to the Indenture Trustee Charging Lien to which the Old Notes Indenture Trustee is entitled pursuant to
Section 6.4.2, (i) 586.5498 aggregate principal amount of New Notes (subject to the terms and conditions of the New Notes Indenture), and (ii) 33.1789 shares of Series E Preferred Stock.

          5.1.5 Class 5. Class 5 Claims are Impaired. The Holder of record of the Allowed Class 5 Claim on the Distribution Record Date (as reflected in the register maintained by the Old Notes Registrar) shall receive on the Distribution Date on account of and in exchange for 100% of its Old Note Claims, for delivery to CoBank in connection with the consummation of the transaction described in Section 10.1.5, a Limited Broadband/CoBank Guaranty limited in amount to $18,474,000.

          5.1.6 Class 6. Class 6 Claims are Impaired. The Holder of the Allowed Class 6 Claim shall receive, on account of and in exchange for the Wachovia Guaranty Claim, and in connection with the consummation of the transaction described in Section 10.1.4, the Amended and Restated Wachovia Guaranty and the Amended and Restated Wachovia Security Documents.

          5.1.7 Class 7. Class 7 Claims are Unimpaired. At Broadband's option, each Holder of an Allowed Class 7 Claim shall either (a) retain unaltered the legal, equitable and contractual rights to which such Allowed Class 7 Claim entitles the Holder thereof or (b) be treated in accordance with Section 1124(2) of the Bankruptcy Code.

          5.1.8 Class 8. Class 8 Claims are Unimpaired. To the extent any Allowed General Unsecured Claim has not been paid or satisfied by performance in full prior to the Effective Date, Reorganized Broadband shall pay such Allowed General Unsecured Claim in full in Cash or satisfy such Allowed General Unsecured Claim by performance, on the Distribution Date if such Allowed General Unsecured Claim is matured, or if such Allowed General Unsecured Claim is not matured, in accordance with its respective terms, or in either case as otherwise agreed by the Holder of the Allowed General Unsecured Claim and Reorganized Broadband, or provide such other treatment as will render such Allowed General Unsecured Claim unimpaired in accordance with Section 1124 of the Bankruptcy Code, provided that Reorganized Broadband shall pay any General Unsecured Claim which is subject to approval by the Bankruptcy Court as reasonable pursuant to
Section 1129(a)(4) of the Bankruptcy Code upon entry of a Final Order of the Bankruptcy Court allowing such Claim and approving such Claim as reasonable. The reasonableness of any General Unsecured Claim held by any Entity which is subject to approval by the Bankruptcy Court as reasonable pursuant to Section 1129(a)(4) of the Bankruptcy Code which shall have made an application for approval of such Claim as reasonable prior to ten (10) days before the commencement of the Confirmation Hearing shall be determined, in the discretion of the Bankruptcy Court, at the Confirmation Hearing or as soon thereafter as such application may be considered.

          5.1.9 Class 9. Class 9 Claims are Impaired. The Holder of the Allowed Class 9 Claims on the Distribution Record Date shall receive on the Distribution Date on account of and in exchange for 100% of its Intercompany Claims, for delivery to CoBank in connection with the consummation of the transaction described in Section 10.1.5, a Limited Broadband/CoBank Guaranty limited in amount to $4,326,000.

          5.1.10 Class 10. Class 10 Interests are Unimpaired. Each Holder of record of an Allowed Class 10 Interest on the Distribution Record Date shall retain unaltered the legal, equitable and contractual rights to which such Allowed Class 10 Interest entitles the Holder thereof.

     5.2 SATISFACTION OF CLAIMS AND INTERESTS. The treatment of, and consideration to be received by, Holders of Allowed Claims and Allowed Interests pursuant to this Article V will be in full satisfaction, release and discharge of and exchange for their respective Claims against or Interests in Broadband.

                                   ARTICLE VI

                         Means for Execution of the Plan

     6.1 GENERAL IMPLEMENTATION MATTERS.

          6.1.1 General Corporate Matters. Reorganized Broadband and Knology shall each take such action as is necessary under the laws of the State of Delaware, federal law and other applicable law to effect the terms and provisions of the Plan. Among other actions, on the Effective Date, Reorganized Broadband and Knology shall each file its respective Restated Certificate of Incorporation with the Secretary of State of Delaware in accordance with Sections 102 and 103 of the Delaware General Corporation Law.

          6.1.2 Effective Date Transactions. On the Effective Date, the following transactions will be effected:

               (a) Knology and the New Notes Indenture Trustee shall enter into the New Notes Indenture, and Knology shall execute and/or deliver to the New Notes Indenture Trustee all instruments, agreements, legal opinions and other operative documents required by and relative to the New Notes Indenture.

               (b) Knology shall deliver to the Disbursing Agent for Old Note Claims, for distribution to each Holder of a Claim in Class 2, Class 3 or Class 4, counterparts of a joinder agreement pursuant to which such Holder may become a party to the Stockholders Agreement, as amended by the Stockholders Agreement Amendment.

               (c) Knology will direct the New Indenture Trustee to issue, authenticate and deliver to the Disbursing Agent for Old Note Claims, for distribution in accordance with the Plan, the New Notes required by the provisions of Article V.

               (d) Knology shall take all action necessary and appropriate to effect the issuance and delivery to the Disbursing Agent for Old Note Claims, for distribution in accordance with the Plan, of the number of shares of Series D Preferred Stock and Series E Preferred Stock required by the provisions of Article V which shares, when so issued and delivered, shall be validly issued, fully paid and non-assessable.

               (e) Broadband shall execute and deliver to the Disbursing Agent for the Class 6 Claim, for distribution in accordance with the Plan, the Amended and Restated Wachovia Guaranty and the Amended and Restated Wachovia Security Documents required by the provisions of
          Article V.

               (f) Broadband shall execute and deliver to the Disbursing Agents for the Class 5 Claim and the Class 9 Claims, respectively, for distribution in accordance with the Plan, the Limited Broadband/CoBank Guaranties required by the provisions of Article V.

               (g) Except as otherwise provided in Sections 6.4.2, 11.4 or 11.7, the Old Notes Indenture shall be terminated and canceled.

               (h) Knology will take all action necessary and appropriate to effect the issuance and delivery of 13,000,000 shares of Series C Preferred Stock to the purchasers thereof as required to perform its obligations pursuant to the agreements described in Section 10.1.6, which shares, when so issued and delivered, shall be validly issued, fully paid and non-assessable.

               (i) The Knology Stockholders Agreement shall be amended as necessary to satisfy the condition precedent set forth in Section 10.1.7.

               (j) The Intercompany Notes shall be surrendered to Broadband and thereupon cancelled, and the Intercompany Financing Agreements shall be terminated.

               (k) Knology and Broadband shall enter into the Equity Commitment.

     6.2 REORGANIZED BROADBAND AND KNOLOGY.

          6.2.1 Reconstituted Board of Directors of Reorganized Broadband. On and after the Effective Date, the Board of Directors of Reorganized Broadband shall remain at three (3) members. The initial Board of Directors of Reorganized Broadband shall consist of the Board of Directors of Broadband on the day immediately prior to the Effective Date. If a vacancy among the initial members of the Board of Directors of Reorganized Broadband arises, such vacancy shall be filled in accordance with the Broadband Restated Certificate of Incorporation and the Broadband Bylaws.

          6.2.2 Officers of Reorganized Broadband. The corporate officers of Broadband shall serve as the initial officers of Reorganized Broadband on the Effective Date. The selection of officers of Reorganized Broadband after the Effective Date shall be as provided in the Restated Certificate of Incorporation and the Broadband Bylaws.

          6.2.3 Board of Directors of Knology. On and after the Effective Date, the Board of Directors of Knology shall remain at nine (9) members, provided that following the Effective Date, the holders of the Series D Preferred Stock (other than the Burton Partnership Limited Partnership, The Burton Partnership
(QP), Limited Partnership and SCANA) will be entitled, pursuant to the terms of the New Notes Indenture, to designate an additional member of the Board of Directors to serve a three (3) year term. The initial Board of Directors of Knology shall consist of the Board of Directors of Knology on the day immediately prior to the Effective Date. If a vacancy among the members of the Board of Directors of Knology arises, such vacancy shall be filled in accordance with the Knology Restated Certificate of Incorporation and the Knology Bylaws.

          6.2.4 Officers of Knology. The corporate officers of Knology shall continue to serve as the officers of Knology on the Effective Date. The selection of officers of Knology after the Effective Date shall be as provided in Knology's certificate of incorporation and bylaws.

     6.3 CORPORATE ACTION

          6.3.1 Broadband. As of the Effective Date, Reorganized Broadband shall be deemed to have adopted the Broadband Restated Certificate of Incorporation. The Broadband Restated Certificate of Incorporation shall, among other things, contain appropriate provisions consistent with the Plan and other Plan Documents
(a) prohibiting the issuance of nonvoting equity securities as required by
Section 1123(a)(6) of the Bankruptcy Code, and (b) implementing such other matters as Broadband believes are necessary and appropriate to effectuate the terms and conditions of the Plan. Except as specifically provided in the Plan, the adoption of the Broadband Restated Certificate of Incorporation or similar constituent documents, the amendment of the Bylaws for Reorganized Broadband, the selection of directors and officers for Reorganized Broadband, the distribution of Cash, and the adoption, execution and delivery of all contracts, instruments, indentures, modifications and other agreements related to any of the foregoing, and other matters provided for under the Plan involving corporate action to be taken by or required of Reorganized Broadband shall be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without any requirement of further action by stockholders, officers or directors of Reorganized Broadband. To the extent required by law, the Board of Directors of Reorganized Broadband shall take such action as may be necessary from time to time to approve the such action, if any, as may be required to meet the requirements of the Plan.

          6.3.2 Knology. As of the Effective Date, Knology shall have taken such corporate action, subject to the approval of its stockholders as set forth in
Section 10.1.7, as shall be required to adopt the Knology Restated Certificate of Incorporation containing provisions consistent with the Plan and other Plan Documents and implementing such matters as Knology believes are necessary and appropriate to effectuate the terms and conditions of the Plan, including provisions authorizing the issuance and distribution of the New Equity Securities. The

Board of Directors of Knology shall take such action as shall be required to effect the adoption, approval, execution and delivery of all contracts, instruments, indentures, modifications and other agreements related to any of the foregoing and all other matters provided for under the Plan involving corporate action to be taken by or requited of Knology, including such action as may be necessary from time to time to approve the issuance of the Plan Securities and such other action, if any, as may be required to meet the requirements of the Plan, the Plan Documents or any of the Plan Securities issued pursuant thereto.

     6.4 DISTRIBUTIONS

          6.4.1 Generally. All distributions required hereunder to Holders of Allowed Claims shall be made by a Disbursing Agent pursuant to a Disbursing Agreement, provided that no Disbursing Agreement shall be required if Reorganized Broadband makes such distributions or if the Old Indenture Trustee makes such distributions pursuant to Section 6.4.2. The Disbursing Agent may designate, employ or contract with other Entities to assist in or perform the distribution of the property to be distributed. The Disbursing Agent and such other Entities shall serve without bond.

          6.4.2 Services of Old Indenture Trustee. The Old Indenture Trustee (or its nominees, designees or affiliates) under the Old Notes Indenture is designated the Disbursing Agent for purposes of effecting distributions to Holders of Old Note Claims, subject to its acceptance of such designation. In the event and to the extent of such acceptance (except where the context otherwise requires), any reference in this Plan to "Disbursing Agent" shall instead be deemed to refer to the Old Indenture Trustee (or its nominee, designee or affiliate). In the event and to the extent that the Old Indenture Trustee is so designated as a Disbursing Agent with respect to Old Note Claims,
(i) distributions to be made to such Old Note Claim Holders under the Plan will be made to the Old Indenture Trustee in accordance with the applicable Old Indenture, applicable law and the Plan, and (ii) the Old Indenture Trustee shall, as soon as reasonably practicable, in accordance with the Old Indenture, applicable law and the Plan, deliver the distributions, excluding such property as may be reserved by the Old Indenture Trustee to satisfy its compensation and those costs, fees and expenses for which the Old Indenture Trustee is entitled to an Indenture Trustee Charging Lien under such Old Indenture, the Plan or applicable law, to each such Old Note Claim Holder, subject to the provisions of
Section 6.4.4. To secure the payment of such compensation of, and fees, costs and disbursements incurred by the Old Indenture Trustee, if any, which is not paid in Cash by Broadband or Reorganized Broadband pursuant to the provisions of the Plan, the Old Indenture or applicable law, such Old Indenture Trustee shall have and retain, to the extent provided in the Old Notes Indenture or under applicable law, an Indenture Trustee Charging Lien for its compensation and fees, costs and disbursements incurred, on the property to be distributed for the benefit of the Old Note Claim Holders under the Old Notes Indenture. If the Old Indenture Trustee does not act as the Disbursing Agent for distributions to the Holders of the Old Note Claims arising under the Old Notes issued pursuant to the Old Notes Indenture, then the Disbursing Agent designated for distributions to such Holders shall disburse the distributions to such Holders, in compliance with such direction as may be given by the Old Indenture Trustee as may be necessary to permit such Old Indenture Trustee to retain and enforce its Indenture Trustee Charging Lien and otherwise in accordance with applicable law and the Plan.

          6.4.3 Distributions to be Made to Holders as of Record Dates. Only Holders of record of Old Note Claims as of the Distribution Record Date shall be entitled to receive the distributions provided for in Article V of the Plan. As of the close of business on the Distribution Record Date, the transfer ledgers in respect of the Old Notes shall be closed for purposes of making the distributions required in accordance with the provisions of Article V. Reorganized Broadband, Knology, the Disbursing Agents, and their respective agents shall have no obligation to recognize any transfer of Old Notes occurring after such date for purposes of such distributions. Reorganized Broadband, Knology, the Disbursing Agents, and their respective agents shall recognize and, for purposes of making such distributions under the Plan, deal only with those Holders of record reflected on the transfer ledgers maintained by the Registrar for the Old Notes as of the close of business on the Distribution Record Date, provided that nothing contained herein shall be deemed to prohibit or otherwise restrict the right of any such Holder to transfer such securities at any time.

          6.4.4 Procedures for Distribution to Holders of Old Note Claims.

               (a) On the Effective Date, Knology shall direct the New Indenture Trustee to issue, authenticate and deliver to Disbursing Agent designated for distributions to Holders of Old Note Claims certificates representing the New Notes and shall take all action necessary and appropriate to effect delivery to the Disbursing Agent of the Series D Preferred Stock and the Series E Preferred Stock as provided for under the Plan, together with counterparts of the joinder agreement referred to in Section 6.1.2(b). As soon as practicable after the Effective Date, the Disbursing Agent, in accordance with the Disbursing Agreement, if any, and the Plan, and subject to the provisions of Section 6.4.2, shall deliver such certificates to the Holders that have validly surrendered such Old Notes held by such Holders.

               (b) As a condition to receiving from the Disbursing Agent distributions provided for on the Distribution Date under the Plan in respect of the Old Notes, any Holder thereof shall be required to surrender its certificates or other instruments representing such securities, accompanied by duly executed and completed letters of transmittal (including such Holder's election to become, pursuant to the joinder agreement referred to in Section 6.1.2(b), or not to become, a party to the Stockholders Agreement, as amended by the Stockholders Agreement Amendment), to the Disbursing Agent. All other such instruments surrendered to the Disbursing Agent shall be canceled, marked "Compromised and Settled Only as Provided in the Joint Plan of Reorganization for Knology Broadband, Inc. and Knology, Inc." and delivered to Reorganized Broadband. The Disbursing Agent shall make such distributions only to Holders that have surrendered such instruments as herein provided. Except as provided in Section 6.4.4(c), no such distribution shall be made to any such Holder that has not so surrendered such instruments held by it.

               (c) Unless waived by the Disbursing Agent, any Holder of an Old Note Claim which has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such instrument as provided in this section, deliver to the Disbursing

          Agent (i) evidence satisfactory to the Disbursing Agent of the loss, theft, mutilation or destruction of such instrument and (ii) such security or indemnity as may be reasonably required by Broadband, Knology and the Disbursing Agent to hold Reorganized Broadband, Knology and the Disbursing Agent harmless from any damages, liabilities, or costs incurred in treating such Entity as a Holder of such Old Note Claim. Thereafter, such Entity shall be treated as the Holder of such instrument for all purposes of the Plan and shall, for all purposes under this Plan, be deemed to have surrendered the instrument representing such Old Note Claim.

               (d) Any Holder of an Old Note Claim who shall not have surrendered or be deemed to have surrendered the certificates or other instruments representing such security within twenty-four (24) months after the Effective Date shall have its Claim based on or Interest in such security disallowed, shall receive no distribution on such Claim under this Plan and shall be forever barred from asserting any claim or interest the on. In such case, the Disbursing Agent shall return to Knology, and Knology shall retain, all certificates or other instruments representing the Plan Securities allocable to such non-surrendering Holders (excluding such certificates or other instruments as may be reserved by any Old Indenture Trustee pursuant to an Indenture Trustee Charging Lien in accordance with Section 6.4.2). All such certificates or other instruments representing Plan Securities which are so returned to Knology shall be canceled.

          6.4.5 Means of Cash Payment. Cash payments made pursuant to the Plan shall be in U.S. funds by check drawn on a domestic bank, or, at the option of Reorganized Broadband, by wire transfer from a domestic bank; except that payment made to foreign trade creditors holding Unsecured Claims or to foreign governmental units holding Priority Tax Claims shall be in such funds and by such means as are customary or as may be necessary in a particular foreign jurisdiction.

          6.4.6 Calculation of Distribution Amounts of Securities.

               (a) No fractional shares of Series D Preferred Stock or Series E Preferred Stock shall be issued or distributed, but the number of shares of Series D Preferred Stock or Series E Preferred Stock to which any Holder of record is entitled to receive pursuant to the Plan shall be rounded up to the next whole share. Subject to the provisions of Section 6.4.6(b), New Notes will be issued only in denominations of $1,000.00 or an integral multiple thereof.

               (b) On the Distribution Date, or as soon thereafter as reasonably practicable, the Disbursing Agent for Old Note Claims shall calculate the aggregate principal amount of Fractional New Notes that would be distributed to Holders of record of Allowed Old Note Claims fulfilling the conditions for distributions under the Plan set forth in Sections 6.4.4(a) and (b), absent the limitation set forth in Section 6.4.6(a) on the denominations of New Notes to be issued pursuant to the Plan. Such Disbursing Agent will from time to time notify Knology of said aggregate principal amount of Fractional New Notes, and

          Knology shall promptly after receiving such notice deliver to said Disbursing Agent Cash in said aggregate principal amount for the purpose of distributing to each Holder of record of Allowed Old Note Claims Cash in the dollar amount of the Fractional New Notes to which such Holder would have been entitled, absent said limitation set forth in Section 6.4.6(a).

          6.4.7 Delivery of Distributions . Subject to Bankruptcy Rule 9010, distributions to Holders of Allowed Claims shall be made at the address of each such Holder as set forth on the Chapter 11 schedules filed by Broadband with the Bankruptcy Court, unless superseded by the address as set forth on proofs of Claim filed by such Holders or other writings notifying Broadband of a change of address (or at the last known address of such a Holder if no proof of Claim or proof of Interest is filed or if Broadband has not been notified in writing of a change of address), or in the case of Holders of Old Note Claims, may be made at the addresses of the registered Holders contained in the records of the Registrar as of the applicable record date, except as provided below. If any Holder's distribution is returned as undeliverable, no further distributions to such Holder shall be made, unless and until Reorganized Broadband or the Disbursing Agent is notified of such Holder's then current address, at which time all missed distributions shall be made to such Holder together with any interest or dividends earned thereon. Amounts in respect of undeliverable distributions made through the Disbursing Agent shall be returned to the Disbursing Agent making such distribution until such distributions are claimed. All Claims for undeliverable distributions shall be made on or before the later of the second anniversary of the Effective Date and the date ninety (90) days after such Claim is Allowed. After such date all unclaimed property held by a Disbursing Agent for distribution to Holders of Allowed Claims shall be returned to Reorganized Broadband, and the Claim of any Holder with respect to such property shall be discharged and forever barred.

          6.4.8 Fees and Expenses of Disbursing Agents. Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by a Disbursing Agent, including the Old Indenture Trustee, on or after the Confirmation Date, and any compensation and expense reimbursement claims (including reasonable fees and expenses of its attorneys and other agents) made by such Disbursing Agent shall be paid by Reorganized Broadband in accordance with the applicable Disbursing Agreement or Old Indenture, as the case may be, without further order of the Bankruptcy Court; provided that the Bankruptcy Court will hear and determine any disputes in respect of such fees and expenses.

          6.4.9 Time Bar to Cash Payments. Checks issued by Reorganized Broadband in respect of Allowed Claims shall be null and void if not negotiated within six (6) months after the date of issuance thereof. Any amounts paid to the Disbursing Agent in respect of such a check shall be promptly returned to Reorganized Broadband by the Disbursing Agent. Requests for reissuance of any check shall be made directly to Reorganized Broadband by the Holder of the Allowed Claim with respect to which such check originally was issued. Any claim in respect of such a voided check shall be made on or before the fifth anniversary of the Confirmation Date. After such date, all claims in respect of void checks shall be discharged and forever barred.

          6.4.10 Effect of Recapitalizations. All amounts of New Equity Securities issuable or distributable pursuant to the Plan are subject to automatic adjustments to reflect changes in the total number of outstanding shares of Knology Common Stock or rights thereto by reason of any recapitalization, reclassification, split, combination, dividend or similar transaction involving shares or rights thereto not expressly provided for in the Plan or the Plan Securities.

          6.4.11 Effect of Issuance of Additional Knology Common Stock. In the event that Knology issues shares of Knology Common Stock or securities, options or warrants convertible into or exercisable or exchangeable for Knology Common Stock (other than shares of Knology Common Stock issuable upon conversion of securities outstanding on July 1, 2002, or upon the exercise of outstanding options and warrants to purchase equity securities of Knology Issued prior to July 1, 2002), the number of shares of New Equity Securities issuable or distributable to Holders of Allowed Claims pursuant to the Plan shall be adjusted such that (a) the aggregate number of shares of New Preferred Stock distributable on account of and in exchange for Allowed Class 2 Claims and on account of and in exchange for Allowed Class 4 Claims to the extent that the indebtedness from which such Allowed Class 4 Claims arises is evidenced by Old Notes in an amount in excess of $115,100,000 (due at maturity) shall equal 5.0%, and (b) the aggregate number of shares of New Preferred Stock distributable on account of and in exchange for Allowed Class 3 Claims and Allowed Class 4 Claims to the extent that the indebtedness from which such Allowed Class 4 Claims arises is evidenced by Old Notes in an amount less than or equal to $115,100,000 (due at maturity) shall equa1 14.3%, of the outstanding Kno1ogy Common Stock as of the Effective Date, on an as-converted basis, after giving effect to the issuance of New Preferred Stock pursuant to the provisions of Sections 6.1.2(d) and (h), but without giving effect to outstanding options and warrants to purchase equity securities of Knology issued prior to July 1, 2002.

     6.5 VESTING OF PROPERTY OF BROADBAND. Except as otherwise provided in the Plan (including any Plan Document) or any other indentures, instruments or agreements to be executed and delivered pursuant to the Plan or the Confirmation Order, upon the Effective Date all property of the Estate, wherever situated, shall vest in Reorganized Broadband and shall be retained by Reorganized Broadband or distributed to Creditors or Interest Holders as provided in the Plan. On the Effective Date, all property of the Estate, whether retained by Reorganized Broadband or distributed to Creditors or Interest Holders, shall be free and clear of all Claims, Liens, Encumbrances and interests, except the Claims, Liens, Encumbrances and interests of Creditors and Interest Holders expressly provided for in the Plan (including any Plan Document).

     6.6 MAINTENANCE AND WAIVER OF CAUSES OF ACTION. Neither Broadband nor Reorganized Broadband shall commence and/or prosecute any avoidance or recovery actions under, or raise any defense based on, Sections 544, 545, 547, 548, 549, 550, 551 or 553 of the Bankruptcy Code arising as a result of the commencement of the Case. On the Effective Date, all such avoidance or recovery causes of action and defenses shall be deemed waived, released and forever barred. Reorganized Broadband shall retain and may enforce or assert any and all other claims, rights, causes of action and defenses that Broadband or the Estate may hold against any Entity, excluding such claims, rights, causes of action and defenses as are released by Broadband pursuant to the Plan, and may pursue such retained claims, rights, causes of action and defenses, as appropriate, in accordance with the best interests of Reorganized Broadband.

     6.7 SECURITIES LAW MATTERS

          6.7.1 Section 1145 Exemption. Kno1ogy shall issue the Plan Securities without registration under federal or state securities laws in reliance upon the exemption set forth in Section 1145 of the Bankruptcy Code.

          6.7.2 Rule 506. To the extent that the issuance, transfer or exchange of the Plan Securities is not exempt under Section 1145 of the Bankruptcy Code, the issuance, transfer and exchange of the Plan Securities are being made by Knology in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended, afforded by Rule 506 promulgated pursuant to the Securities Act of 1933, as amended.

          6.7.3 Trust Indenture Act. Commencing on or before the Effective Date, Knology shall use its commercially reasonable best efforts to qualify the New Notes Indenture under the Trust Indenture Act of 1939, as amended, unless the issuance of the New Notes otherwise is exempt from the requirements of the Trust Indenture Act of 1939, as amended, pursuant to Section 1145 of the Bankruptcy Code or another applicable exemption.

                                   ARTICLE VII

                       Acceptance or Rejection of the Plan

     7.1 CLASSES ENTITLED TO VOTE. Each Holder of an Allowed Claim in a Class of Claims against Broadband which may be Impaired under the Plan, including any Holder of a Class 2 Claim, Class 3 Claim, Class 4 Claim, Class 5 Claim, Class 6 Claim or Class 9 Claim shall be entitled to vote separately to accept or reject the Plan. Each Holder of a Claim or Interest in a Class of Claims or Interests which is unimpaired under the Plan, including Class 7, Class 8 and Class 10 shall be deemed to have accepted the Plan pursuant to Section 1126(f) of the Bankruptcy Code.

     7.2 CLASS ACCEPTANCE REQUIREMENT. An impaired Class of Claims shall have accepted the Plan if (i) the Holders (other than any Holder designated under Section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and
(ii) the Holders (other than any Holder designated under Section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.

                                  ARTICLE VIII

                     Procedure for Resolving Disputed Claims

     8.1 UNIMPAIRED CLAIMS GENERALLY. The amount of any Allowed Unimpaired Claim other than a Rejection Claim and the rights of the Holder of such Claim, if any, to payment in respect thereof shall (a) be determined, at the option of the Holder of such Unimpaired Claim, (i) by electing not to file proof of the Claim within the applicable period of limitation fixed by the Bankruptcy Court in accordance with Bankruptcy Rule 3003(c)(3), by any court of competent jurisdiction other than the Bankruptcy Court in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved and adjudicated if the Case had not been commenced, or (ii) by filing proof of the Claim within the applicable period of limitation set by the Bankruptcy Court in the manner provided for in the Bankruptcy Rules, (b) survive the Effective Date and consummation of the Plan as if the Case had not been commenced, and (c) not be discharged pursuant to Section 1141 of the Bankruptcy Code. In order to carry out the foregoing provisions of the Plan, Broadband and Reorganized Broadband and Holders of Unimpaired Claims other than Rejection Claims shall have, among other rights and obligations, the following rights and obligations:

          8.1.1 The Holder of any such Unimpaired Claim shall be entitled, on and after the Effective Date, to commence any action or proceeding against Reorganized Broadband, or to continue any action or proceeding against Broadband, to determine the amount of its Allowed Claim in any court of competent jurisdiction.

          8.1.2 Broadband and Reorganized Broadband, as the case may be, shall waive any defense based solely upon the facts that (a) no proof of such Claim shall have been filed within the period of limitation, if any, fixed by the Bankruptcy Court in accordance with Bankruptcy Rule 3003(c)(3), and (b) such Claim was listed by Broadband in its Chapter 11 schedules as unliquidated, contingent or disputed.

          8.1.3 Broadband or Reorganized Broadband, as the case may be, may at any time before or after the Confirmation Date and before or after the Effective Date, dispute, defend against or otherwise oppose, in accordance with nonbankruptcy law, any such Claim (other than any such Claim to the extent allowed by Final Order of the Bankruptcy Court or the Confirmation Order) without taking any formal action either in or out of court (except as otherwise required by nonbankruptcy law). Reorganized Broadband shall retain, in addition to all claims, rights and causes of action retained by Reorganized Broadband pursuant to Section 6.6, all defenses, at law or in equity, to any and all such Claims (other than any such Claim to the extent allowed by Final Order of the Bankruptcy Court or the Confirmation Order), other than the defense waived pursuant to the provisions of Section 8.1.2.

     8.2 REJECTION CLAIMS. Any Rejection Claim not barred pursuant to the provisions of Section 9.3 of the Plan shall be an Allowed Claim in the amount set forth in the filed proof of Claim evidencing such Claim unless an objection is filed to such Claim not later than sixty (60) days after the filing of such proof of Claim. Upon the filing of any such objection, the amount of the Allowed Rejection Claim, if any, shall be determined by the Bankruptcy Court unless it shall have sooner become an Allowed Claim.

     8.3 IMPAIRED CLAIMS. The amount of any Impaired Claim which is a Disputed Claim and the rights of the Holder of such Claim, if any, to payment in respect thereof shall be determined by the Bankruptcy Court, unless it shall have sooner become an Allowed Claim.

     8.4 AUTHORITY TO OPPOSE CLAIMS. On and after the Effective Date, except as the Bankruptcy Court may otherwise order, the objecting to, disputing, defending against, and otherwise opposing, and the making, asserting, filing, litigation, settlement or withdrawal of all objections to, Claims shall be the exclusive responsibility of Reorganized Broadband.

     8.5 TREATMENT OF DISPUTED CLAIMS. Notwithstanding any other provisions of the Plan, no payments or distributions shall be made on account of a Disputed Claim until such Claim becomes an Allowed Claim.

                                   ARTICLE IX

                    Executory Contracts and Unexpired Leases

     9.1 GENERAL TREATMENT. Except as otherwise provided in Section 9.2, all executory contracts and unexpired leases of Broadband shall be assumed by Reorganized Broadband as of the Effective Date, unless (a) rejected pursuant to an order entered on or prior to the Effective Date, or (b) a motion to reject any such executory contract or unexpired lease is pending before the Bankruptcy Court on the Effective Date, or (c) assumed pursuant to an order entered on or prior to the Effective Date.

     9.2 PROFESSIONAL PERSON ENGAGEMENTS. Broadband shall assume as of the Effective Date (a) its agreement, dated and effective as of April 1, 2002, with Houlihan Lokey concerning the engagement of Houlihan Lokey by the Committee to provide financial advisory services to the Committee in connection with the restructuring of Broadband's obligations under the Old Notes, (b) its agreement, dated February 8, 2002, with CSFB concerning the engagement of CSFB by Knology to provide financial advisory services to Knology in connection with the restructuring of Broadband's obligations under the Old Notes; and (c) its agreement dated and effective on May 1, 2002 with Milbank concerning the engagement of Milbank by the Committee to provide legal services to he Committee in connection with the restructuring of Broadband's obligations under the Old Notes.

     9.3 BAR TO REJECTION DAMAGES. If the rejection of an executory contract or unexpired lease by Broadband results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not previously evidenced by a filed proof of Claim or barred by a Final Order, shall be forever barred and shall not be enforceable against Broadband or Reorganized Broadband, or their properties or agents, successors, or assigns, unless a proof of Claim relating thereto is filed with the Bankruptcy Court within thirty (30) days after the later of (a) the entry of a Final Order authorizing such rejection and (b) the Confirmation Date, or within such shorter period as may be ordered by the Bankruptcy Court.

     9.4 CURE OF DEFAULTS FOR EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Each executory contract and unexpired lease to be assumed pursuant to the Plan shall be reinstated and rendered unimpaired in accordance with Sections 1124(2) and 365(b)(1) of the Bankruptcy Code. In connection therewith, Broadband shall cure or provide adequate assurance that it will cure any monetary default (other than of the kind specified in Section 365(b)(2) of the Bankruptcy Code), by payment of the default amount in Cash on the Distribution Date or on such other terms as the parties to such executory contract or unexpired lease may otherwise agree, compensate, or provide adequate assurance that Broadband will promptly compensate, parties other than Broad and to such contract or lease for any actual pecuniary loss to such parties resulting from such default and provide adequate assurance of future performance under such contract or lease. In the event of a dispute regarding: (a) the amount of any cure payments, (b) the ability of Reorganized Broadband or any of the assignees to provide "adequate assurance of future performance" (within the meaning of Section 365 of the Bankruptcy
Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, the cure payments or performance required by Section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

                                    ARTICLE X

             Conditions Precedent to Confirmation and Effective Date

     10.1 CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN. Confirmation of the Plan will not occur unless all of the following conditions precedent have been satisfied or, in accordance with Section 10.3, waived:

          10.1.1 The Confirmation Order shall approve in all respects all of the provisions, terms, and conditions of the Plan.

          10.1.2 The Confirmation Order shall contain the following findings, conclusions and other provisions:

               (a) except as expressly provided in the Plan, all of the property distributed under the Plan shall vest in the recipients thereof, free and clear of all claims, Encumbrances and interests of any nature whatsoever;

               (b) the issuance of the Plan Securities, the entering into of the New Notes Indenture, the entering into of the Operative Documents (as defined in the New Notes Indenture), and the grant of Liens and Encumbrances as provided for in the Plan and all other indentures, instruments or agreements to be executed and delivered pursuant to the Plan have been validly authorized by all necessary corporate action of Broadband, Reorganized Broadband or Knology, as the case may be, or by applicable law;

               (c) the Lien or other interest in the collateral created by such indentures, instruments or other agreements shall be valid and binding on and enforceable against Reorganized Broadband or Knology, as the case may be, subject to the effect of (i) general principles of equity, (ii) the possible unenforceability of specific remedial provisions of any particular document, (iii) the Bankruptcy Code or any applicable state insolvency or receivership law, and (iv) other laws affecting the rights of creditors generally; and such collateral shall be subject to no prior, pari passu or subordinate Encumbrances or claims, except as provided for in such indentures, instruments or other agreements;

               (d) New Equity Securities, when issued and delivered pursuant to the Plan, shall be deemed validly issued, fully paid, and non-assessable; and

               (e) if the Effective Date of the Plan does not occur on or before December 31, 2002, the Confirmation Order shall thereupon be null, void and of no further force or effect.

          10.1.3 The Confirmation Order shall be acceptable in form and substance to Broadband.

          10.1.4 Wachovia and the Subsidiaries of Broadband shall have executed and delivered, subject only to the execution and delivery of the Amended and Restated Wachovia Guaranty and the Amended and Restated Wachovia Security Documents pursuant to the provisions of the Plan, all instruments, agreements and other documents (including modifications to the Existing Wachovia Financing Agreements) necessary or appropriate to effect the restructuring of the Existing Wachovia Facility in accordance with the terms and conditions set forth in the Wachovia Term Sheet.

          10.1.5 CoBank, Globe Communications, Inc., Interstate Telephone Company and Valley shall have executed and delivered, subject only to the execution and delivery of the Limited Broadband/CoBank Guaranty pursuant to the provisions of the Plan, all instruments, agreements and other documents (including modifications to the CoBank Financing Agreements) necessary or appropriate to effect the restructuring of the CoBank Facility in accordance with the terms and conditions as set forth on pages 102-103 of the Offering Circular.

          10.1.6 Certain stockholders of Knology shall have executed and delivered to Knology subscription agreements providing for the purchase on the Effective Date by such Stockholders from Knology of the aggregate amount of 13,000,000 shares of Class C Preferred Stock for the aggregate subscription price of $39,000,000, due and payable in Cash on the Effective Date.

          10.1.7 The stockholders of Knology shall have, in accordance with the applicable provisions of its certificate of incorporation and bylaws and the Stockholders Agreement, approved the Knology Restated Certificate of Incorporation, the Stockholders Agreement Amendment, the issuance of New Notes, Series D Preferred Stock and Series E Preferred Stock in exchange for Old Notes in accordance with the provisions of the Plan, and the issuance of 13,000,000 shares of Class C Preferred Stock to certain stockholders of Knology for the consideration set forth in Section 10.1.6.

          10.1.8 Broadband shall have listed the Old Note Claims in its schedules filed under Section 521(1) of the Bankruptcy Code, as undisputed, non-contingent and liquidated, in the aggregate accreted amount thereof on the Petition Date, and such Claims shall have been allowed by Final Order of the Bankruptcy Court or by the Confirmation Order in said aggregate amount.

          10.1.9 All of the requirements of Section 1129(a) of the Bankruptcy Code shall be met.

     10.2 CONDITIONS TO EFFECTIVE DATE. The Effective Date of the Plan will not occur unless all of the following conditions precedent have been satisfied or, in accordance with Section 10.3, waived:

          10.2.1 Each of the conditions precedent set forth in Section 10.1 shall have been satisfied or, in accordance with Section 10.3, waived.

          10.2.2 The Confirmation Order shall have been entered and shall not be stayed.

          10.2.3 All those transactions described in Section 6.1.2 shall have been effected, and all other agreements and instruments to be delivered under or necessary to effectuate the Plan shall have been executed and delivered.

          10.2.4 Knology shall have paid and satisfied in full any Committee Claim that shall be mature as of the Effective Date.

          10.2.5 No condition to the issuance or authentication of the New Notes to be distributed pursuant to Article V of the Plan shall be unsatisfied.

          10.2.6 The Classes designated by the Plan as Class 2, Class 3, Class 4, Class 5, Class 6 and Class 9 shall have accepted the Plan.

          10.2.7 The Stockholders of Knology who shall have executed and delivered the subscription agreements described in Section 10.1.6 shall have paid to Knology, in exchange for the delivery of the shares of Series C Preferred Stock referred to in Section 6.1.2(h), the aggregate subscription price due on the Effective Date under the terms of the subscription agreements.

          10.2.8 The Effective Date shall have occurred no later than December 31, 2002.

     10.3 WAIVER OF CONDITIONS. The Proponents may waive, without notice and without leave of or order of the Bankruptcy Court, any condition or any portion of any condition set forth in this Article X (except that the conditions set forth in Sections 10.1.2, 10.1.4, 10.1.5, 10.1.6, 10.1.7, 10.1.8, 10.2.2,
10.2.4, 10.2.6, 10.2.7 and 10.2.8 may not be waived without the written consent of holders of 75% in aggregate amount due at maturity of Old Notes evidencing Class 2 Claims held by parties to the Lockup Agreement, SCANA, Wachovia, CoBank,
J. H. Witney, I.V., L.P. and Blackstone CCC Capital Partners, L.P.).

                                   ARTICLE XI

              Effects of Confirmation and Effectiveness of the Plan

     11.1 DISCHARGE OF CLAIMS. Except as otherwise provided herein or in the Confirmation Order, the rights afforded in the Plan and the payments and distributions to be made hereunder shall discharge all existing debts and Claims of any kind, nature, or description whatsoever against Broadband, any of its assets or properties or any property dealt with under the Plan to the extent permitted by Section 1141 of the Bankruptcy Code; upon the Effective Date, all existing Claims against Broadband shall be and shall be deemed to be discharged; and all Holders of Claims and Interests shall be precluded from asserting against Broadband, any of its assets or properties, or any property dealt with under the Plan any other or further Claim based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date, whether or not such Holder filed a proof of Claim.

     11.2 DISCHARGE OF BROADBAND. Except as otherwise provided herein, any consideration distributed to Creditors under the Plan shall be in exchange for and in complete satisfaction, discharge, and release of all Claims of any nature whatsoever against Broadband or any of its assets or properties; and, except as otherwise provided herein, upon the Effective Date, Broadband shall be deemed discharged and released to the extent permitted by Section 1141 of the Bankruptcy Code from any and all Claims, including demands and liabilities that arose before the Confirmation Date, and all debts of the kinds specified in Sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under Section 501 of the Bankruptcy Code; or (b) the Holder of a Claim based upon such debt has accepted the Plan. Except as provided herein and therein, the Confirmation Order shall be a judicial determination of discharge of all liabilities of Broadband. As provided in Section 524 of the Bankruptcy Code, such discharge shall void any judgment against Broadband at any time obtained to the extent it relates to a Claim discharged, and operates as an injunction against the commencement or continued prosecution of any action against Broadband or its property, or Reorganized Broadband or its property, to the extent it relates to a Claim discharged.

     11.3 INJUNCTION. Except as provided herein or in the Confirmation Order, from and after the Effective Date, all Holders of Claims against the Estate are permanently restrained and enjoined from continuing, or taking any act, to enforce any Claim against Reorganized Broadband; provided that each Holder of a Claim may, to the extent permitted by and in accordance with the provisions of the Plan, commence or continue any action or proceeding to determine the amount of its Claim in the Bankruptcy Court or any other court of competent jurisdiction, and all Holders of Claims shall be entitled to enforce their rights under the Plan and the Plan Documents.

     11.4 SURVIVAL OF INDEMNIFICATION CLAIMS AND OBLIGATIONS. Notwithstanding any other provision of this Plan, all obligations of Broadband for indemnification of current and former officers and directors and the Old Indenture Trustee, and all Claims of such officers and directors and the Old Indentures Trustee related thereto, under the Broadband Bylaws, the Old Indenture or other applicable law, corporate documents or agreements shall expressly survive confirmation of the Plan and be binding on and enforceable against Reorganized Broadband irrespective of whether indemnification is owed in connection with an event occurring before, on or after the Petition Date.

     11.5 EXCULPATIONS AND LIMITATION OF LIABILITY. Notwithstanding any other provisions of the Plan, (a) none of the directors, officers, employees, agents, representatives, financial advisors or attorneys of Broadband, Reorganized Broadband, Knology, any Subsidiary of Broadband, Reorganized Broadband or Knology, or the Old Indenture Trustee, or the Committee or any of its members, nor (b) any Subsidiary of Broadband, Reorganized Broadband or Knology, nor (c) the Old Indenture Trustee, nor (d) any Committee or its members, shall have any liability to Broadband or Reorganized Broadband or any Holder of a Claim or Interest for actions taken or omitted to be taken in connection with or arising out of the solicitation of votes on or the administration of the Plan or the property distributed under the Plan, or any other matters arising in or related to the Case, except for any liabilities which may arise under statutes or regulations administered by the Securities and Exchange Commission or from willful misconduct or gross negligence, and, in all respects, such persons shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. Upon the full performance by the Old Notes Indenture Trustee of its obligations to make the distributions that are required pursuant to the Plan and the Confirmation Order, such Old Indenture Trustee and its Professional Persons shall be relieved, discharged and released by Broadband and Reorganized Broadband from all obligations, claims, rights, demands and causes of action in favor of Broadband or Reorganized Broadband associated with, arising from or related to the Old Indenture.

     11.6 RELEASES BY RECIPIENTS OF NEW NOTES AND NEW EQUITY SECURITIES. Except as otherwise provided in the Plan or the Confirmation Order, to the full extent permitted by the Bankruptcy Code and other applicable law, each Entity receiving New Notes and/or New Equity Securities on account of an Allowed Claim or an Allowed Interest, upon receipt of such Plan Securities, shall be deemed forever to release, waive and discharge all known and unknown claims of any nature (other than claims of fraud or intentional misrepresentation) that such Entity has, had or may have against Broadband and Reorganized Broadband on account of or relating to any claim or cause of action relating in any way to the Claims or Interests discharged under the Plan or the negotiation, documentation and implementation of the Plan. The Confirmation Order shall enjoin from and after the Effective Date the prosecution, whether directly, derivatively or otherwise, of any claim, debt, right cause of action or liability released or to be released pursuant to this Section 11.6.

     11.7 INDENTURE TRUSTEE. Notwithstanding the provisions of Sections 6.1.2(g) regarding the termination and cancellation of the Old Notes Indenture, the Old Notes Indentures shall continue in effect to the extent necessary; to allow the Old Indenture Trustee to receive and make distributions as a Disbursing Agent pursuant to the Plan on account of Old Note Claims, to maintain the validity of the Indenture Trustee Charging Lien provided for thereunder, to enforce Indenture Trustee Claims provided for thereunder and to enforce any indemnification rights provided for thereunder.

                                   ARTICLE XII

                            Retention of Jurisdiction

     12.1 SCOPE OF JURISDICTION. Pursuant to Sections 1334 and 157 of Title 28 of the United States Code, from and after the Confirmation Date, the Bankruptcy Court shall retain and have jurisdiction of all matters arising in, arising under, and related to the Case and the Plan pursuant to, and for the purposes of, Sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

          12.1.1 To hear and determine any and all adversary proceedings, applications or contested matters pending on the Effective Date or brought after the Effective Date;

          12.1.2 To hear and determine any and all applications for substantial contribution and for compensation and reimbursement of expenses filed by Professional Persons;

          12.1.3 To hear and determine Rejection Claims, disputes arising from the assumption and assignment of executory contracts and unexpired leases, and Disputed Claims which are Impaired Claims or which are held by Holders of Unimpaired Claims who have filed proofs of their Claims in accordance with
Section 8.1;

          12.1.4 To hear and determine, pursuant to the provisions of Section 505 of the Bankruptcy Code, all issues related to the liability of Broadband for any tax incurred prior to the Effective Date;

          12.1.5 To enforce the provisions of the Plan and to determine any and all disputes arising under the Plan;

          12.1.6 To enter and implement such orders as may be appropriate in the event Confirmation is for any reason stayed, reversed, revoked, modified or vacated;

          12.1.7 To modify any provision of the Plan to the extent permitted by the Bankruptcy Code and to correct any defect, cure any omission or reconcile any inconsistency in the Plan or the Confirmation Order as may be necessary to carry out the purposes and intent of the Plan;

          12.1.8 To enter such orders as may be necessary or appropriate in furtherance of consummation and implementation of the Plan; and

          12.1.9 To enter an order closing the Case.

     12.2 FAILURE OF THE BANKRUPTCY COURT TO EXERCISE JURISDICTION. If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under or related to the Case, including the matters set forth in Section 12.1 of the Plan, this Article XII shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

                                  ARTICLE XIII

                            Miscellaneous Provisions

     13.1 COMPLIANCE WITH TAX REQUIREMENTS. In connection with the Plan, Broadband and Reorganized Broadband, as the case may be, and the Disbursing Agent shall comply with all applicable withholding and reporting requirements imposed by federal, state, local and foreign taxing authorities, and all distributions hereunder shall be subject to such withholding and reporting requirements. Creditors may be required to provide certain tax information as a condition to receipt of distributions pursuant to the Plan.

     13.2 COMPLIANCE WITH ALL APPLICABLE LAWS. If notified by any governmental authority that it is in violation of any applicable law, rule, regulation, or order of such governmental authority relating to its businesses, Broadband or Reorganized Broadband, as the case may be, shall comply with such law, rule, regulation, or order; provided, however, that nothing contained herein shall require such compliance by Broadband or Reorganized Broadband, as the case may be, where the legality or applicability of any such requirement is being contested in good faith in appropriate proceedings by Broadband or Reorganized Broadband, as the case may be, and, if appropriate, for which an adequate reserve has been set aside on the books of Broadband or Reorganized Broadband, as the case may be.

     13.3 DISCHARGE OF OLD INDENTURE TRUSTEE. Subsequent to the performance of the Old Notes Indenture Trustee or its agents, of its duties and obligations under the provisions of the Plan and the Confirmation Order, if any, and under the terms of such Old Indenture, such Old Indenture Trustee and its agents shall be relieved, discharged and released from all obligations, claims, rights, demands and causes of action associated with or arising from such Old Indenture. The Confirmation Order shall enjoin from and after the Effective Date the prosecution, whether directly, derivately or otherwise, of any claim, debt, right, cause of action or liability released or to be released pursuant to this
Section 13.3.

     13.4 PAYMENT OF STATUTORY FEES. All fees payable pursuant to Section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on or before the Effective Date.

     13.5 POST-CONFIRMATION DATE FEES AND EXPENSES OF PROFESSIONAL PERSONS. After the Confirmation Date, Broadband, and after the Effective Date, Reorganized Broadband shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court (except as may be required by Section 1129(a)(4) of the Bankruptcy Code), pay the reasonable fees and reasonable expenses of the Professional Persons related to implementation and consummation of the Plan; provided that no such fees and expenses shall be paid except upon receipt by Broadband or Reorganized Broadband, as may be applicable, of a detailed written invoice from the Professional Person seeking compensation and expense reimbursement and provided further, that any such party may, within ten (10) days after receipt of an invoice for fees and expenses, request that the Bankruptcy Court determine the reasonableness of such fees and expenses. After the Confirmation Date, Broadband, and after the Effective Date, Reorganized Broadband, shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court (except as may be required by Section 1129(a)(4) of the Bankruptcy Court), pay the reasonable fees and reasonable expenses of the Old Indenture Trustee and its Professional Persons related to the implementation and consummation of the Plan; provided that no such fees and expenses shall be paid except upon receipt by Broadband or Reorganized Broadband, as may be applicable, of a detailed written invoice evidencing the incurrence by the Old Indenture Trustee of such fees or expenses and provided further that Broadband or Reorganized Broadband, as the case may be, may, within ten (10) days after receipt of an invoice for fees and expenses, request the Bankruptcy Court to determine the reasonableness of such fees and expenses.

     13.6 BINDING EFFECT. The Plan shall be binding upon and inure to the benefit of Broadband, the Holders of Claims, the Holders of Interests, and their respective successors and assigns; provided that if the Plan is not confirmed, the Plan shall be deemed null and void and nothing contained herein shall be deemed (a) to constitute a waiver or release of any Claims by Broadband or any other Entity, (b) to prejudice in any manner the rights of Broadband or any other Entity, or (c) to constitute any admission by Broadband or any other Entity.

     13.7 GOVERNING LAW. Unless an applicable rule of law or procedure is supplied by federal law (including the Bankruptcy Code and the Bankruptcy Rules) or the Delaware General Corporation Law, the internal laws of New York shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan or the Case, except as may otherwise be provided in such agreements, documents, and instruments.

     13.8 FILING OF ADDITIONAL DOCUMENTS. On or before the conclusion of the Confirmation Hearing, Broadband shall file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

     13.9 AMENDMENTS AND MODIFICATIONS. The Proponents may, in accordance with
Section 1127(a) of the Bankruptcy Code and Bankruptcy Rule 3019, after hearing on notice to the Old Indenture Trustee and such other Entities as are entitled to such notice pursuant to Bankruptcy Rule 3019, amend or modify the Plan prior to the entry of the Confirmation Order.

     13.10 REVOCATION. Broadband reserves the right to revoke and withdraw the Plan prior to Confirmation. If Broadband revokes or withdraws the Plan pursuant to this Section 13.10, then the Plan shall be deemed null and void and, in such event, nothing contained herein shall be deemed to constitute a waiver or release of any Claims or other rights by or against Broadband or any Entity in any further proceedings involving Broadband or otherwise.

     13.11 SEVERABILITY. Should any provision in the Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any other provisions of the Plan.

     13.12 NOTICES. All notices, requests, or demands for payments provided for in the Plan shall be in writing and shall be deemed to have been given when personally delivered by hand, or deposited in any general or branch post office of the United States Postal Service, or received by telex or te1ecopier; provided that the Old Indenture Trustee shall give any required notices to the Holders of Old Notes in accordance with the terms of the Old Indentures. Notices, requests and demands for payments shall be addressed and sent, postage prepaid, or delivered as follows:

               (a) in the case of notices, requests, or demands for payments to Broadband or Reorganized Broadband, at 1241 O.G. Skinner Drive, West Point, Georgia 31833, Attn: General Counsel, or at any other address designated by Broadband by notice to each Holder of a Claim or Interest, with copies to Smith, Gambrell & Russell, LLP, Suite 3100, Promenade II, 1230 Peachtree Street, Atlanta, Georgia 30309, Attn:
          Ronald E. Barab, Esq.

               (b) in the case of notices, requests or demands for payment to Knology, at 1241 O.G. Skinner Drive, West Point, Georgia 31833, Attn:
          General Counsel, or at any other address designated by Knology by notice to each Holder of a Claim or Interest, with copies to Alston & Bird, LLP, One Atlantic Center, 1201 W. Peachtree Street, N.E., Atlanta, Georgia 30309, Attn: Christopher Strickland, Esq.; and

               (c) in the case of notices to Holders of Claims or Interests, at the last known address according to Broadband's or Reorganized Broadband's books and records, or at any other address designated by a Holder of a Claim or Interest, by notice to Broadband or Reorganized Broadband; provided that any notice of change of address shall be effective only upon receipt. In addition, all notices to the Holders of Old Note Claims shall also be given to the Old Indenture Trustee; and

               (d) in the case of notices to the Committee, to the Committee c/o Houlihan Lokey Howard & Zukin Capital, 685 Third Avenue, 15th Floor, New York, New York 10017, Attn: Saul E. Burian/Oscar A. Mockridge, with copies to Milbank, Tweed, Hadley & McCloy LLP, 601 South Figueroa Street, 30th Floor, Los Angeles, California 90017, Attn: Thomas R. Kreller, Esq.

     13.13 DE MINIMIS DISTRIBUTIONS. Notwithstanding any provision to the contrary contained herein, after the initial distribution to Holders of Old Notes and other Creditors under the Plan, no distribution of less than twenty-five dollars ($25) in Cash or less than five (5) shares of New Equity Securities shall be made to any Holder of an Allowed Claim, unless such Holder shall have-requested such distribution in writing from Reorganized Broadband before the fifth anniversary of the Confirmation Date. Such undistributed amount will be retained by Reorganized Broadband or, in the case of undistributed New Equity Securities retained by Knology and cancelled.

Dated: September 18, 2002
       Atlanta, Georgia

                                                Respectfully submitted,

                                                KNOLOGY BROADBAND, INC.


                                                By: /s/ Robert Mills
                                                    ----------------------------
                                                    Robert Mills
                                                    Its: Chief Financial Officer


                                                KNOLOGY, INC.


                                                By: /s/ Robert Mills
                                                    ----------------------------
                                                    Robert Mills
                                                    Its: Chief Financial Officer

                   [Signature Continues on the following Page]

OF COUNSEL

RONALD E. BARAB
BARBARA ELLIS-MONRO
SMITH, GAMBRELL & RUSSELL
Suite 3100, Promenade II, 1230 Peachtree Street
Atlanta, Georgia 30309 404/815-3500
(404) 815-3573

Attorneys for Knology Broadband, Inc.,
Debtor and Debtor in Possession

CHRISTOPHER STRICKLAND
ALSTON & BIRD
One Atlantic Center
1201 W. Peachtree Street, N.E.
Atlanta, Georgia 30309
(404) 881-7000

Attorneys for Knology, Inc.

                    EXHIBIT A To Joint Plan of Reorganization

                           SCHEDULE OF PLAN DOCUMENTS

 1.  Knology Amended and Restated Certificate of     Exh. G. to Offering Circular
     Incorporation

 2.  Broadband Amended and Restated Certificate of   See Section 6.3.1 of Plan for terms
     Incorporation

 3.  New Notes Indenture                             See pages 174-221 of Offering
                                                     Circular for terms

 4.  Stockholder Agreement Amendment                 Exh. C. to Offering Circular

 5.  Stockholder Joinder Agreement                   Exh. D. to Offering Circular

 6.  Wachovia Term Sheet                             Annex C-1 to Exh. H Offering
                                                     Circular

 7.  Amended and Restated Wachovia Guaranty          See Wachovia Term Sheet for terms

 8.  Amended and Restated Wachovia Security          See Wachovia Term Sheet for terms
     Documents

 9.  Limited Broadband/CoBank Guaranty               See  Section  1.1.67  of Plan  and p.
                                                     102-103  of  Offering Circular for
                                                     terms

10.  Equity Commitment Agreement                     See Section 1.1.37 for terms

11.  Disbursing Agreement                            See Section 1.1.30 for terms